                                                                    Exhibit 23.3

                        Consent of Independent Auditors

   We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our reports dated February 17, 2000 (except Note 17, as to which the date is July 3, 2000) with respect to the financial statements of Logical Design Solutions, Inc., and February 4, 2000 with respect to the financial statements of Jump! Information Technologies, Inc., included in Amendment No. 3 of the Registration Statement (Form S-1 No. 333-31674) and related Prospectus of Logical Design Solutions, Inc. for the registration of 3,500,000 shares of its common stock.

                                             /s/ Ernst & Young LLP

Metropark, New Jersey
August 17, 2000